Exhibit 99(a)

                                                                                         News Release

Contact:	Media: Catherine Markson (509) 495-2916 catherine.markson@avistacorp.com Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

                                                                         FOR IMMEDIATE RELEASE:
                                                                         October 12, 2004
                                                                         8:30 a.m. EDT
Avista to Request Reconsideration from the Idaho Public Utilities Commission on Final Rate Order
Company disagrees with write-offs of $14.7 million related to company-owned generating projects and natural gas purchases

Spokane, Wash.: Avista Corp. (NYSE: AVA) today announced that it will seek reconsideration of certain portions of the final order issued by the Idaho Public Utilities Commission (IPUC) regarding the company’s electric and natural gas general rate increase request.

While the IPUC’s order confirmed the revenue increases allowed in its Interlocutory Order issued on Sept. 8, 2004, it does require Avista to write-off a total of $14.7 million, an increase of $3.4 million from the amount disclosed in September. The write-offs are related to the disallowance of deferred costs, including associated interest, for natural gas contracts entered into by Avista to provide fuel for its generating facilities and the disallowance of certain capitalized utility plant costs from rate base. Avista had disclosed a write-off of $11.3 million of deferred costs related to natural gas contracts following the IPUC’s Interlocutory Order in September. The company believes the natural gas and generation-construction costs disallowed by the IPUC were prudently incurred.

The IPUC’s final order authorized Avista to increase base electric rates by 16.9 percent, but coupled with a decrease in the company’s existing power cost adjustment surcharge, the net increase in electric rates for Idaho customers is 1.9 percent above current rates. The IPUC approved a 6.4 percent increase in Avista’s base natural gas rates.

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page 2 Avista to Request Reconsideration from the Idaho Public Utilities Commission on Final Rate Order

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 325,000 electric and 300,000 natural gas customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

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